UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 19, 2012 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 17, 2012, Pacific Gas and Electric Company (“Utility”) filed its response to the California Public Utilities Commission’s (“CPUC”) November 10, 2011 order instituting a formal investigation (“OII”) into whether the Utility violated state law, the CPUC’s rules, general orders, or decisions, federal regulations, or other applicable rules or requirements pertaining to the operation of its natural gas transmission pipeline system in or near locations of higher population density.  Under federal and state regulations, the class location designation of a pipeline is based on the types of buildings, population density, or level of human activity near the segment of pipeline, and is used to determine the pipeline’s maximum allowable operating pressure (“MAOP”) up to which it can be operated and to determine the appropriate patrol schedules.  Class location designations range from Class 1 for the areas with the lowest population density, to Class 4 for the areas of highest population density.  The CPUC issued the OII after the Utility submitted a report in June 2011 stating that its system-wide review of the class location designations indicated that (1) some pipeline segments had, or may have had, a MAOP higher than appropriate for their current class location designations and (2) approximately 172 miles of transmission pipeline segments had been shown in its records as a lower class location than indicated by the review.  In the OII, the CPUC will determine, among other issues, whether the Utility failed to conduct class location studies when required, failed to adequately patrol and conduct continuing surveillance of its pipeline transmission system, failed to replace pipeline segments or reduce MAOP when the class location designation of a segment changed, and failed to furnish and maintain adequate, efficient, just and reasonable natural gas transmission service.  If the CPUC determines that the Utility violated applicable law, the CPUC may impose significant penalties on the Utility that would have a material effect on PG&E Corporation’s and the Utility’s future financial condition, results of operations, and cash flows.

In its response to the OII, the Utility provided further information about the reasons that class locations of some pipeline segments differed from those shown in the Utility’s geographic information system (“GIS”) and when those class changes had occurred.  Based on work done after the June 2011 report, the Utility stated that 162 miles of pipeline, rather than 172 miles as stated in the earlier report, had a current class location higher than reflected in the GIS.  The Utility determined that 140 miles (806 pipeline segments) of the 162 miles (1,376 segments) had a class location designation that was higher than reflected in the GIS due to errors most of which were attributable to a failure to correctly identify development or well-defined areas near the pipeline.  The Utility stated that some segments had been incorrectly classified since 1971.  Among other findings, the Utility found that 48 segments (approximately 8.5 miles) of the more than 26,000 segments that were reviewed had an MAOP inappropriate (non-commensurate) for their current class location, including 14 segments that had not gone up in class.  The Utility also determined that it had not timely performed a class location study for certain segments and did not confirm the MAOP of those segments for which the Utility had not timely identified a change in class location.  The Utility indicated that it has not finished validating all the data, and would submit updates to the CPUC.

A prehearing conference will be held on February 3, 2012, at which the assigned administrative law judge is expected to address the scope and procedural schedule of the proceeding, including the date for evidentiary hearings.

On January 13, 2012, the Utility filed its response to recommendations made by the CPUC’s Consumer Protection and Safety Division (“CPSD”) on the Utility’s proposed pipeline safety enhancement plan agreeing with most of the CPSD’s 16 recommendations, including a recommendation that the Utility not recover through rates the costs it incurs to conduct pressure tests on pipelines installed generally between 1961 and 1970 if “strength test documentation” is missing.  Consequently, the Utility expects that the costs for these pressure tests will be borne by shareholders, as recommended by the CPSD, instead of by ratepayers as the Utility had originally proposed.  The Utility suggested, however, that clear guidelines be adopted about how to establish whether there was sufficient documentation of a prior pressure test conducted under the applicable CPUC order.  The Utility objected to three of the CPSD’s recommendations, one of which recommends that the Utility not seek rate recovery of certain costs to implement changes and enhancements to the Utility’s pipeline records management process and to develop a new system to manage gas transmission assets intended to improve the reliability and availability of information that can be used to assess risks and document work completed on the pipeline system.  (The other two recommendations objected to by the Utility relate to automatic or remote shut-off valves.)

PG&E Corporation’s and the Utility’s future financial condition, results of operations, and cash flows will be affected by the scope and timing of the final CPUC-approved pipeline safety enhancement plan and the ultimate amount of costs related to the plan and the Utility’s natural gas transmission system that it is unable to recover through rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: January 19, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: January 19, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary